EXHIBIT 5.1
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                                        February 21, 1997


NAL Financial Group Inc.
500 Cypress Creek Road West
Suite 590
Fort Lauderdale, FL  33309

Gentlemen:

         In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by NAL Financial Group Inc. (the "Company") under the Securities Act of 1933 for the purpose of registering 1,250,000 shares of common stock of the Company, $.15 par value per share (the "Shares"), which may be issued by the Company upon exercise of options granted under the Company's Amended and Restated 1994 Stock Option Plan or Directors' 1996 Stock Option Plan (collectively the "Plans"), pursuant to the terms set forth in option agreements between the Company and the recipient of the Option (the "Option Agreements"), we, as counsel for the Company, have examined such corporate records, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis, of such examination, we advise you that in our opinion the Shares to be issued and sold by the Company have been duly and validly authorized and, when the options granted under the Plans are exercised in the manner contemplated in the applicable Option Agreement, will be legally issued, fully paid and non-assessable assuming that the applicable option exercise price (as set forth in the Option Agreement) is paid with respect to each share of common stock prior to issuance and full compliance with the Plans is otherwise made.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein.

                                     Very truly yours,

                                     BUCHANAN INGERSOLL PROFESSIONAL CORPORATION



                                     By: /s/ Stephen M. Cohen
                                         -----------------------------
                                         Stephen M. Cohen
SMC:ps